EXHIBIT 10.31

Description of Oral Loan Agreement between Consumer Capital Group and Jianmin Gao

Party A: Consumer Capital Group

Party B: Jianmin Gao

Party A and B are related parties, with Party B as the CEO and CFO of Party A. Party A and B negotiated and agreed that Party B shall provide Party A operating or working capital during Party A’s production operations. Party A shall pay no interests as a result of this loan arrangement to Party B. Party A shall provide no assets as a security for the loan received from Party B under this agreement. Party A shall pay the amount of the loan upon Mr. Gao’s request.

This Agreement is valid during the operational period of Party A.